Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 14, 2017 (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements), in the Registration Statement (Form S-1) and related Prospectus of Avinger, Inc. dated January 12, 2018.

/s/ Ernst & Young LLP
San Francisco, California
January 11, 2018